                                                                    Exhibit 15.1

AVANIR Pharmaceuticals
San Diego, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of AVANIR Pharmaceuticals and subsidiary for the three-month and six-month periods ended March 31, 2003 and 2002, as indicated in our report dated May 7, 2003, and for the three-month and nine-month periods ended June 30, 2003 and 2002, as indicated in our report dated August 6, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436 (c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

San Diego, California
September 10, 2003